                                                                   EXHIBIT 23.2

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated February 29, 1996, except for the incentive bonus described in Note 12, as to which the date is July 31, 1996, relating to the financial statements of Metro-Goldwyn-Mayer Studios Inc. (formerly known as Metro-Goldwyn-Mayer Inc.) for the year ended December 31, 1995, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the year ended December 31, 1995 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included such schedule. We also consent to the references to us under the heading "Experts" and "Selected Consolidated Financial Data" in such prospectus. However, it should be noted that PricewaterhouseCoopers LLP has not prepared or certified such "Selected Consolidated Financial Data".

/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP

Century City, California

August 25, 1998